Exhibit 99.1
CONTACTS:

Media:	John Fread Columbia Sportswear PR (503) 985.4287 jfread@columbia.com

Investors:	Ron Parham Columbia Sportswear Investor Relations & Corporate Communications (503) 985.4584 rparham@columbia.com
COLUMBIA SPORTSWEAR COMPANY
NAMES THOMAS B. CUSICK CHIEF FINANCIAL OFFICER
PORTLAND, Ore. — January 6, 2008 — Columbia Sportswear Company (NASDAQ: COLM) will promote Thomas B. Cusick to the executive position of vice president, chief financial officer and treasurer, effective January 23, 2009.
Mr. Cusick, 41, has served in senior financial management roles with Columbia Sportswear since joining the company as corporate controller in September 2002. In March 2006, he was promoted to vice president and corporate controller and was named chief accounting officer in May 2008. From 1995 to 2002, Mr. Cusick held various financial management positions at Cadence Design Systems (and OrCAD, a company acquired by Cadence in 1999), which operates in the electronic design automation industry. From 1990 to 1995, Mr. Cusick was an accountant with KPMG LLP and is a certified public accountant.
Tim Boyle, Columbia’s president and chief executive officer, commented, “Tom was one of many strong candidates we considered during an international executive search process conducted over several months. We are confident that his deep knowledge of Columbia’s business and his strong financial management skills will enable him to make immediate meaningful contributions in his expanded role. I look forward to working with Tom as we continue investing in growth platforms to achieve the potential of our complementary family of outdoor brands.”
Cusick fills the position previously held by Bryan L. Timm, who was promoted in May 2008 to serve as Columbia’s chief operating officer and was named executive vice president in October 2008.
About Columbia Sportswear
Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and a leading seller of skiwear in the United States, the company has developed an international reputation for quality, performance, functionality and value. The company manages a portfolio of outdoor brands including Columbia Sportswear, Mountain Hardwear, Sorel, Montrail and Pacific Trail. To learn more about Columbia, please visit the company’s website at www.columbia.com.
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